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                                                                   Exhibit 10.33


                        AMENDMENT TO EMPLOYMENT AGREEMENT


     This AMENDMENT TO EMPLOYMENT AGREEMENT (the "Amendment") is entered into effective as of January 15, 1999 by and among AMERICA WEST HOLDINGS CORPORATION, a Delaware corporation ("Holdings"), AMERICA WEST AIRLINES, INC., a Delaware corporation and a wholly-owned subsidiary of Holdings ("AWA"), THE LEISURE COMPANY, a Delaware corporation and a wholly-owned subsidiary of Holdings ("Leisure", and, together with AWA and Holdings, "Employers" and individually, an "Employer"), and WILLIAM A. FRANKE ("Franke").

                                    RECITALS

     A. The Employers and Franke have executed that certain Employment Agreement dated as of February 17, 1998 (the "Original Agreement").

     B. In consideration of the premises, and other good and valuable consideration, the receipt of which is hereby acknowledged by the parties, the Employers and Franke desire to amend the Original Agreement as specified herein.

     AGREEMENT

     The Employers and Franke, intending to be legally bound, agree as follows:

1.   AMENDMENT.

     (a) AMENDMENT OF SECTION 1.1. Section 1.1 of the Original Agreement is hereby amended to add a new paragraph (vi) and to modify paragraphs (iv) and (v) of the definition of "Change in Control" as follows:

          "(iv) an Employer's stockholders shall approve a merger or consolidation involving the Employer other than (A) a merger or consolidation in which the voting securities of the Employer outstanding immediately prior thereto will become (by operation of law), or are to be converted into, voting securities of the surviving corporation or its parent corporation immediately after such merger or consolidation that are owned by the same person or entity or persons or entities as immediately prior thereto and possess at least 75% of the Voting Power held by the voting securities of the surviving corporation or its parent corporation, or (B) a merger or consolidation effected to implement a recapitalization of the Employer (or similar transaction) in which no person (excluding the Employers) acquires more than 25% of the Voting Power; or

          (v) Holdings' stockholders shall approve a merger, consolidation, reorganization, disposition of assets, liquidation or other transaction (or series of related transactions) in which neither Holdings nor AWA will survive as a publicly-owned corporation whose common stock is registered under the Exchange Act; or


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          (vi) Holdings or AWA shall sell or otherwise dispose of, or shall enter into a transaction or series of related transactions providing for the sale or other disposition of, or the stockholders of Holdings or AWA shall approve a transaction or series of related transactions providing for the sale or other disposition of, all or substantially all of the stock or assets of AWA."

     (b) AMENDMENT OF SECTION 1.1. Section 1.1 of the Original Agreement is hereby amended such that paragraphs 6 and 7 of the definition of "Good Reason" are amended to read in their entirety as follows and paragraph 8 of such definition is deleted:

          "(6) the failure of an Employer to obtain any assumption agreement required by Section 9.5(a); or

          (7) the failure of Franke to be elected or appointed, or to be re-elected or re-appointed, as a director of an Employer as contemplated by
     Section 2.2(g)."

     (c) AMENDMENT OF SECTION 3.3(c). Section 3.3(c) of the Original Agreement is hereby amended to read in its entirety as follows:

          "(c) Upon the occurrence of a Change in Control, or in the event Franke's employment is terminated by Franke pursuant to Section 4.1 for Good Reason or by Holdings pursuant to Section 4.2 for a reason other than Misconduct or Disability, the 1998 Stock Option shall become automatically vested in full and may be exercised at any time thereafter; provided, however, in no event shall the 1998 Stock Option be exercisable after February 17, 2008."

     (d) AMENDMENT OF SECTION 3.4. Section 3.4 of the Original Agreement is hereby amended to read in its entirety as follows:

          "Effective as of January 15, 1999, Franke has been granted an option to purchase 150,000 Shares for $17.125 per Share pursuant to the Incentive Plan (the "1999 Stock Option"). The following provisions of this Section
     3.4 constitute the agreement required with respect to the 1999 Stock Option under Paragraph 4(i) of the Incentive Plan:

          (a) The 1999 Stock Option shall be exercisable as to one-third of the Shares covered thereby immediately on the date of grant, as to an additional one-third of the Shares covered thereby on December 31, 1999 and as to the remaining one-third of the Shares covered thereby on December 31, 2000, so that the 1999 Stock Option will be exercisable in full on December 31, 2000.

          (b) Upon the exercise of the 1999 Stock Option, the Person exercising the 1999 Stock Option shall pay to Holdings an amount equal to the exercise price, such amount to be paid (i) in cash, (ii) by delivering to Holdings issued and outstanding Shares which have an aggregate Market Value per Share at the date of exercise equal to the exercise price, (iii) by directing Holdings to sell a sufficient number of Shares to be acquired on exercise of the 1999 Stock Option through a broker approved by Holdings, in which event the proceeds of such sale


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     shall be applied by Holdings to the payment of the exercise price and any applicable withholding taxes, with any surplus then remaining to be paid to the Person exercising the 1998 Stock Option or its designee or (iv) by any combination of the foregoing.

          (c) Upon the occurrence of a Change in Control, or in the event Franke's employment is terminated by Franke pursuant to Section 4.1 for Good Reason or by Holdings pursuant to Section 4.2 for a reason other than Misconduct or Disability, the 1999 Stock Option shall become automatically vested in full and may be exercised at any time thereafter; provided, however, in no event shall the 1999 Stock Option be exercisable after January 15, 2009.

          (d) In the event Franke's employment is terminated by Franke pursuant to Section 4.1 other than for Good Reason or on account of Disability or by Holdings pursuant to Section 4.2 for Misconduct, the 1999 Stock Option, to the extent then vested, may be exercised at any time within six months following the Termination Date, but not thereafter. To the extent the 1999 Stock Option is not vested on such Termination Date, the portion thereof that is not vested on such Termination Date shall automatically lapse and be canceled unexercised as of such Termination Date.

          (e) The 1999 Stock Option shall become automatically vested in full on the date of Franke's death and may be exercised at any time within the one-year period beginning on the date of Franke's death, but not thereafter.

          (f) In the event Franke's employment is terminated by reason of Disability, the 1999 Stock Option shall become automatically vested in full on the date of such Disability and may be exercised at any time within the 36-month period beginning on the date of such Disability, but not thereafter.

          (g) Except as otherwise provided herein, the 1999 Stock Option may be exercised in whole or in part or in two or more successive parts.

          (h) The 1999 Stock Option shall not be transferable by Franke except for transfers permitted by the Incentive Plan and except for transfers by will or by laws of descent and distribution. During the lifetime of Franke, the 1999 Stock Option may not be exercised by anyone other than Franke or the Person to whom the 1999 Stock Option has been transferred in accordance with the Incentive Plan.

          (i) The 1999 Stock Option may be exercised from time to time by a notice in writing which identifies the 1999 Stock Option and specifies the number of Shares in respect of which it is being exercised. Such notice shall be delivered to the Secretary of Holdings or addressed to the Secretary of Holdings at its principal corporate offices. The date of exercise of the 1999 Stock Option shall be the date the exercise notice is hand delivered or mailed to the Secretary of Holdings, whichever is applicable. An election to exercise the 1999 Stock Option shall be irrevocable.


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          (j) The 1999 Stock Option is not intended to qualify as an incentive stock option under Section 422 of the Code.

          (k) The provisions of this Section 3.4 shall survive the termination of Franke's employment hereunder."

     (e) AMENDMENT OF SECTION 4.4(a). Section 4.4(a) of the Original Agreement is hereby amended to read in its entirety as follows:

          "(a) Severance Payment. Employers shall promptly pay to Franke a severance payment (the "Severance Payment"), in cash or other immediately available funds, in the amount of either (i) $1.5 million, if such termination occurs prior to or more than two years after the effective date of a Change in Control, or (ii) the greater of either (x) $1.5 million or
     (y) 200% of the sum of Franke's Base Salary as in effect on the date of termination plus a 50% target bonus, if such termination occurs within the two year period beginning on the effective date of a Change in Control; provided, however, that if any payments, distributions, accelerations of vesting or other benefits by or from the Employers to or for the benefit of Franke (whether actually or deemed paid or payable, distributed or distributable or received or receivable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payment required under this Section 4.4(a) (collectively with the Severance Payment, the "Section 4999 Payment")) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Franke with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Franke shall be entitled to receive from the Employers an additional payment (a "Gross-Up Payment") in an amount such that after payment by Franke of all taxes (including, without limitation, any income and employment taxes and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, Franke retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Section 4999 Payment. All calculations required by this Section 4.4(a) shall be performed by the independent auditors retained by Holdings most recently prior to the Change in Control (the "Auditors"), based on information supplied by the Employers and Franke. All fees and expenses of the Auditors shall be paid by the Employers. In the event Franke shall become entitled to receive a Severance Payment pursuant to this paragraph (a) under circumstances which also entitle him to receive another severance payment under any severance policy or plan of an Employer, then the other severance payment due to Franke pursuant to such policy or plan shall be automatically reduced by the amount of the Severance Payment (but shall not be reduced by the amount of any Gross-Up Payment)."

     (f) AMENDMENT OF SECTION 5.2(a). The proviso at the end of Section 5.2(a) of the Original Agreement is hereby amended to read in its entirety as follows:


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     "provided, however, that this Section 5.2 shall not apply and shall have no further force or effect if either (i) at any time Franke's employment is terminated by Franke for Good Reason or by Holdings for any reason other than Misconduct, or (ii) within two years following a Change in Control Franke's employment is terminated by either Franke or Holdings for any reason or for no reason."

2.   MISCELLANEOUS PROVISIONS.

     (a) ORIGINAL AGREEMENT. The Original Agreement, as amended by this Amendment, shall continue in full force and effect after the date hereof.

     (b) WHOLE AGREEMENT. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in the Original Agreement, as amended by this Amendment, have been made or entered into by either party with respect to the subject matter of this Amendment.

     IN WITNESS WHEREOF, each of the parties has executed this Amendment, in the case of the Employers by their duly authorized officers, effective as of the day and year first above written.

                                  AMERICA WEST HOLDINGS CORPORATION



                                  By:___________________________________________
                                     Chairman of Compensation/Human
                                     Resources Committee

                                  AMERICA WEST AIRLINES, INC.



                                  By:___________________________________________

                                  THE LEISURE COMPANY



                                  By:___________________________________________



                                  ______________________________________________
                                  WILLIAM A. FRANKE


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